Exhibit 99.2

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES ANNOUNCES CEO TRANSITION PLAN

Nu Skin President Ryan Napierski to become president and CEO on Sept. 1, succeeding Ritch Wood, who will retire as CEO following 30-year career with Nu Skin

PROVO, Utah — Feb. 10, 2021 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced Ryan Napierski, the company’s president, has been selected by the Nu Skin Board of Directors to become the company’s next president and chief executive officer. Napierski will succeed Nu Skin CEO Ritch Wood, who has decided to retire as CEO effective Sept. 1, 2021, after a successful 30-year career with the company. Wood will continue as an executive advisor through early 2022, and it is anticipated that Napierski will assume Wood’s position on the Board at the 2021 stockholder meeting in June.

Wood, who served as Nu Skin’s chief financial officer for 14 years before becoming CEO in 2017, has been a key leader at Nu Skin. Under his leadership and vision as CEO, Nu Skin has increased its emphasis on being a customer-focused organization; expanded its product innovation, particularly in beauty devices; and transitioned to a digitally enabled social commerce model. He introduced a greater emphasis on sustainability, including reducing the company’s carbon footprint and incorporating environmentally friendly packaging into its products. He also led the company’s efforts to build a more integrated and innovative supply chain through the acquisition of several manufacturing companies.

“We are grateful to Ritch for his tremendous leadership and all he has done to help position Nu Skin for further growth and success in the years to come,” said Steven J. Lund, executive chairman of the board. “Ritch has exemplified our mission and vision every day for more than 30 years and is a force for good in every way. We are equally confident in Ryan and his ability to continue to lead Nu Skin to a bright and successful future. Together, Ritch and Ryan have built a strategy and vision that I believe will successfully drive Nu Skin forward for years to come.”

“It has truly been my honor to be the CEO of Nu Skin and lead an amazing team focused on improving people’s lives all around the world. I have such admiration for our global Nu Skin family, including our talented sales leaders and dedicated employees,” said Wood. “The time is right for Ryan to take the reins, consistent with our succession planning process when we stepped into our roles together four years ago. Ryan has played a critical leadership role in developing and executing our strategy and evolving Nu Skin into a more customer-obsessed, global, digital-first organization. He exemplifies Nu Skin’s mission and is absolutely the right person to lead the company to even greater heights.”

Napierski, who has been with Nu Skin for 25 years, has served as Nu Skin’s president for the past four years. Prior to that, he served as president of global sales and operations and lived abroad while serving as president of Nu Skin Japan and of Nu Skin’s North Asia region and leading and executing Nu Skin’s strategy in EMEA. Napierski has a bachelor’s degree in business, an MBA from Duke University and a master’s degree in international business from Goethe Universitat in Germany.

Napierski added, “I am honored to be given the opportunity to serve as Nu Skin’s next CEO and appreciate the confidence of the Board and Ritch. Nu Skin is family to me, and I am fortunate to work alongside an incredible, global team of employees and sales leaders to fulfill our mission of empowering people to improve lives.”

About Nu Skin Enterprises, Inc.
Founded more than 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and Rhyz, our strategic investment arm that includes a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements of future Board and management members; statements of management’s expectations regarding the company’s growth, initiatives and future performance; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “will,” “anticipate,” “confident,” “future,” “believe,” “expect,” and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from the forward-looking statements expressed herein. These risks and uncertainties include, but are not limited to, competitive pressures for personnel, economic and competitive conditions in our business and the markets in which we operate, potential failure of current or planned initiatives or products to generate and sustain interest among our sales force and customers, and regulatory risks associated with our products and business models. The forward-looking statements are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s expectations and beliefs as of the date that such information was first provided, and the company assumes no duty to update them to reflect any change except as required by law.

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577